As of June 30, 2016, the following persons or entities now own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL SMALL CAP FUND
NFS LLC FEBO				 25.50%

DIAMOND HILL CORPORATE CREDIT FUND
CHARLES SCHWAB				 36.88%

As of June 30, 2016, the following persons or entities no longer own more than 25% of a Funds' voting security.

Person/Entity

DIAMOND HILL SMALL-MID CAP FUND
NFS LLC FEBO                             24.87%

DIAMOND HILL RESEARCH OPPORTUNITIES FUND
NFS LLC FEBO				 19.86%

DIAMOND HILL FINANCIAL LONG-SHORT FUND
MERRILL LYNCH PIERCE FENNER & SMITH INC  14.77%